Exhibit (d)(1)

Form of Grant Notice and Restricted Stock Agreement

(Employees of the Rank of Senior Vice President and Above)

CHARTER COMMUNICATIONS, INC. — RESTRICTED STOCK GRANT NOTICE

(2001 Stock Incentive Plan)
(Employees of the Rank of Senior Vice President and Above)

      Charter Communications, Inc. (the “Company”), pursuant to its 2001 Stock Incentive Plan (as amended, the “Plan”), hereby grants to Grantee the number of Shares of Class A Common Stock of the Company set forth below as Restricted Stock under Section 9 of the Plan, and the number of Shares of Class A Common Stock of the Company set forth below as Performance Shares under Section 10 of the Plan (collectively, the “Shares”). The Shares are subject to all of the terms and conditions as set forth in this Grant Notice, the Restricted Stock Agreement (the “Agreement”) which is attached hereto, and the Plan. The Agreement and the Plan are deemed to be incorporated herein in their entirety.

Grantee:
Date of Grant:
Number of Shares of Restricted Stock:
Number of Performance Shares:

      Vesting Schedule For Restricted Stock: Subject to the restrictions and limitations of the Agreement and the Plan, one-third of the Shares granted as Restricted Stock under Section 9 of the Plan shall vest on each of the first three anniversaries of the Date of Grant.

      Vesting of Performance Shares: Subject to the restrictions and limitations of the Agreement and the Plan, Shares granted as Performance Shares under Section 10 of the Plan shall vest at the end of the Performance Cycle based on the achievement of the Performance Objectives set forth on Exhibit “A” attached to this Grant Notice.

      Additional Terms/ Acknowledgements: The undersigned Grantee acknowledges receipt of, and has read and understands and agrees to, this Grant Notice, the Agreement and the Plan. Grantee further acknowledges that as of the Date of Grant, this Grant Notice, the Agreement and the Plan set forth the entire understanding between Grantee and the Company regarding the grant by the Company of the Shares referred to in this Grant Notice. Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board or the Committee upon any questions arising under this Grant Notice, the Agreement or the Plan.

CHARTER COMMUNICATIONS, INC.	GRANTEE:
By: Signature	[Insert Employee Name for Electronic Signature]

Title:	Date:

Date:

ATTACHMENTS:	Restricted Stock Agreement; Exhibit “A” setting forth Performance Cycle and Performance Objectives

EXHIBIT “A”

PERFORMANCE CYCLE AND PERFORMANCE OBJECTIVES

2

CHARTER COMMUNICATIONS, INC.

RESTRICTED STOCK AGREEMENT

(Employees of the Rank of Senior Vice President and Above)

      THIS RESTRICTED STOCK AGREEMENT (together with the attached grant notice (the “Grant Notice”), the “Agreement”) is made and entered into as of the date set forth on the Grant Notice by and between Charter Communications, Inc., a Delaware corporation (the “Company”), and the individual (the “Grantee”) set forth on the Grant Notice.

      A.     Pursuant to the Charter Communications, Inc. 2001 Stock Incentive Plan (as amended, the “Plan”), the Committee has determined that it is to the advantage and best interest of the Company to grant to Grantee shares of the Class A Common Stock of the Company (the “Shares”), such Shares to be granted either as Restricted Stock under Section 9 of the Plan or as Performance Shares under Section 10 of the Plan, as set forth on the Grant Notice, and in all respects subject to the terms, definitions and provisions of the Plan, which is incorporated herein by reference.

      B.     Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings set forth in the Plan.

      NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Grantee and the Company hereby agree as follows:

      1.     Grant and Terms of Shares.

      1.1     Grant of Shares. Pursuant to the Grant Notice, the Company has granted to the Grantee, subject to the terms and conditions set forth in the Plan and this Agreement, the number of shares of the Class A Common Stock of the Company set forth on the Grant Notice.

      1.2     Vesting of Restricted Stock. As of the date of grant set forth in the Grant Notice, all of the Shares granted as Restricted Stock under Section 9 of the Plan shall be unvested, and shall become vested only in accordance with the schedule set forth in the Grant Notice. Notwithstanding the foregoing, (a) all Shares granted as Restricted Stock under Section 9 of the Plan shall become vested upon the Grantee’s death, Disability or Retirement, and (b) if, within 12 months following the occurrence of a Change in Control, the Company, or any of its Subsidiaries, terminates the Grantee’s employment without Cause, or the Grantee terminates his or her employment with the Company and its Subsidiaries for Good Reason, all Shares granted as Restricted Stock under Section 9 of the Plan shall immediately vest (subject to the provisions of Section 12.2 of the Plan). Furthermore, in the event that the Grantee’s employment with the Company and its Subsidiaries terminates and the Grantee is entitled to receive severance or similar payments, Shares granted as Restricted Stock under Section 9 of the Plan shall continue to vest while the Grantee is entitled to receive severance or similar payments, provided that the Grantee enters into a release in a form acceptable to the Company. Shares granted as Restricted Stock under Section 9 of the Plan which do not vest in accordance with the foregoing provisions shall be canceled without payment of consideration to the Grantee.

      1.3     Vesting of Performance Shares. As of the date of grant set forth in the Grant Notice of the Shares, all of the Shares granted as Performance Shares under Section 10 of the Plan shall be unvested, and shall become vested only upon achievement of the Performance Objectives set forth on Exhibit “A” attached to the Grant Notice. The Performance Objectives set forth on Exhibit “A” attached to the Grant Notice shall be subject to equitable adjustment by the Committee in the event of a Change in Control to take into account the impact, if any, of such Change in Control on the Performance Objectives. Notwithstanding the foregoing, the following provisions shall apply on the termination of the employment of the Grantee with the Company and its Subsidiaries:

1.3.1 In the event of the Grantee’s death, Disability or Retirement, the Performance Shares shall remain outstanding for the Performance Cycle set forth on Exhibit “A” attached to the Grant Notice, and, if the Performance Objectives set forth on Exhibit “A” attached to the Grant Notice are satisfied at the end of such Performance Cycle, the number of such Performance Shares which shall vest at the end of such Performance Cycle shall be determined by multiplying the number of such Performance Shares that would have vested based on the achievement of such Performance Objectives if the Grantee had continued in the employment of the Company until the end of such Performance Cycle by a fraction, the numerator of which shall be the number of whole calendar months of service performed by the Grantee for the Company or its Subsidiaries after the date of grant set forth in the Grant Notice and before the Grantee’s death, Disability or Retirement, and the denominator of which shall be 36. No fractional Shares shall vest under this Section 1.3.1; instead, the number of Performance Shares which shall vest under this Section 1.3.1 shall be rounded to the nearest whole Share.

1.3.2 If, within 12 months following the occurrence of a Change in Control, the Company, or any of its Subsidiaries, terminates the Grantee’s employment without Cause, or the Grantee terminates his or her employment with the Company and its Subsidiaries for Good Reason (as such terms are defined in the Plan), a number of Performance Shares shall immediately vest (subject to the provisions of Section 12.2 of the Plan), which such number shall be the number of Performance Shares that would have vested at the end of the Performance Cycle if the Grantee had continued in the employment of the Company until the end of such Performance Cycle, assuming that the actual performance of the Company from the date of grant set forth in the Grant Notice through the end of the calendar month before the termination of the Grantee’s employment had continued throughout the entire Performance Cycle. No fractional Shares shall vest under this Section 1.3.2; instead, the number of Performance Shares which shall vest under this Section 1.3.2 shall be rounded to the nearest whole Share.

1.3.3 Except as set forth in Sections 1.3.1 and 1.3.2, none of the Performance Shares shall vest if the employment of the Grantee with the Company and its Subsidiaries terminates for any reason before the end of the Performance Cycle.

Performance Shares which do not vest in accordance with the foregoing provisions shall be canceled without payment of consideration to the Grantee.

      2.     General Restrictions on Transfer of Shares.

      2.1     No Transfers of Unvested Shares. In no event shall the Grantee Transfer any Shares that are not vested (or any right or interest therein) to any person in any manner whatsoever, whether voluntarily or by operation of law or otherwise.

      2.2     Invalid Sales. Any purported Transfer of Shares made without fully complying with all of the provisions of this Agreement shall be null and void and without force or effect.

      3.     Compliance with Applicable Laws.

      No Shares will be issued pursuant to this Agreement unless and until there shall have been full compliance with all applicable requirements of the Securities Act of 1933, as amended (whether by registration or satisfaction of exemption conditions), all Applicable Laws, and all applicable listing requirements of any national securities exchange or other market system on which the Common Stock is then listed.

      4.     General.

      4.1     Governing Law. This Agreement shall be governed by and construed under the laws of the state of Delaware applicable to Agreements made and to be performed entirely in Delaware, without regard to the conflicts of law provisions of Delaware or any other jurisdiction.

      4.2     Notices. Any notice required or permitted under this Agreement shall be given in writing by express courier or by postage prepaid, United States registered or certified mail, return receipt requested, to the address set forth below or to such other address for a party as that party may designate by 10 days advance written notice to the other parties. Notice shall be effective upon the earlier of receipt or 3 days after the mailing of such notice.

If to the Company: Charter Communications, Inc.

12405 Powerscourt Dr.
St. Louis, Mo. 63131
Attention: General Counsel

      If to Grantee, at the address set forth on the Company’s records.

      4.3     Legend. In addition to any other legend which may be required by agreement or Applicable Laws, each share certificate representing Shares shall have endorsed upon its face a legend in substantially the form set forth below:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO VESTING CONDITIONS AND CERTAIN RESTRICTIONS ON TRANSFER, SALE AND HYPOTHECATION. A COMPLETE STATEMENT OF THE TERMS AND CONDITIONS GOVERNING SUCH RESTRICTIONS IS SET FORTH IN AN AGREEMENT, DATED AS OF [AGREEMENT DATE], A COPY OF WHICH IS ON FILE AT THE CORPORATION’S PRINCIPAL OFFICE.

      4.4     Deposit of Certificates. In order to ensure that the Grantee complies with the provisions of this Agreement, and that no Transfers of Shares are made in violation hereof, all certificates representing Shares shall be deposited with the Company or its designee.

      4.5     Community Property. Without prejudice to the actual rights of the spouses as between each other, for all purposes of this Agreement, the Grantee shall be treated as agent and attorney-in-fact for that interest held or claimed by his or her spouse with respect to any Shares and the parties hereto shall act in all matters as if the Grantee was the sole owner of such Shares. This appointment is coupled with an interest and is irrevocable.

      4.6     Modifications. This Agreement may be amended, altered or modified only by a writing signed by each of the parties hereto.

      4.7     Application to Other Stock. In the event any capital stock of the Company or any other corporation shall be distributed on, with respect to, or in exchange for shares of Common Stock as a stock dividend, stock split, reclassification or recapitalization in connection with any merger or reorganization or otherwise, all restrictions, rights and obligations set forth in this Agreement shall apply with respect to such other capital stock to the same extent as they are, or would have been applicable, to the Shares on or with respect to which such other capital stock was distributed.

      4.8     Additional Documents. Each party agrees to execute any and all further documents and writings, and to perform such other actions, which may be or become reasonably necessary or expedient to be made effective and carry out this Agreement.

      4.9     No Third-Party Benefits. Except as otherwise expressly provided in this Agreement, none of the provisions of this Agreement shall be for the benefit of, or enforceable by, any third-party beneficiary.

      4.10     Successors and Assigns. Except as provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties, their respective successors and permitted assigns.

      4.11     No Assignment. Except as otherwise provided in this Agreement, the Grantee may not assign any of his or her rights under this Agreement without the prior written consent of the Company, which consent may be withheld in its sole discretion. The Company shall be permitted to assign its rights or obligations under this Agreement, but no such assignment shall release the Company of any obligations pursuant to this Agreement.

      4.12     Equitable Relief. The Grantee acknowledges that, in the event of a threatened or actual breach of any of the provisions of this Agreement, damages alone will be an inadequate remedy, and such breach will cause the Company great, immediate and irreparable injury and damage. Accordingly, the Grantee agrees that the Company shall be entitled to injunctive and other equitable relief, and that such relief shall be in addition to, and not in lieu of, any remedies they may have at law or under this Agreement.

      4.13     Arbitration.

      4.13.1     General. Any controversy, dispute, or claim between the parties to this Agreement, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this Agreement shall be settled exclusively by arbitration, before a single arbitrator, in accordance with this section 4.13 and the then most applicable rules of the American Arbitration Association. Judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof. Such arbitration shall be administered by the American Arbitration Association. Arbitration shall be the exclusive remedy for determining any such dispute, regardless of its nature. Notwithstanding the foregoing, either party may in an appropriate matter apply to a court for provisional relief, including a temporary restraining order or a preliminary injunction, on the ground that the award to which the applicant may be entitled in arbitration may be rendered ineffectual without provisional relief. Unless mutually agreed by the parties otherwise, any arbitration shall take place in the City of St. Louis, Missouri.

      4.13.2     Selection of Arbitrator. In the event the parties are unable to agree upon an arbitrator, the parties shall select a single arbitrator from a list of nine arbitrators drawn by the parties at random from a list of nine persons (who shall be retired judges or corporate or litigation attorneys experienced in stock options and buy-sell agreements) provided by the office of the American Arbitration Association having jurisdiction over St. Louis, Missouri. If the parties are unable to agree upon an arbitrator from the list so drawn, then the parties shall each strike names alternately from the list, with the first to strike being determined by lot. After each party has used four strikes, the remaining name on the list shall be the arbitrator. If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

      4.13.3     Applicability of Arbitration; Remedial Authority. This agreement to resolve any disputes by binding arbitration shall extend to claims against any parent, subsidiary or affiliate of each party, and, when acting within such capacity, any officer, director, shareholder, employee or agent of each party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law. In the event of a dispute subject to this paragraph, the parties shall be entitled to reasonable discovery subject to the discretion of the arbitrator. The remedial authority of the arbitrator (which shall include the right to grant injunctive or other equitable relief) shall be the same as, but no greater than, would be the remedial power of a court having jurisdiction over the parties and their dispute. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that he or it would be entitled to summary judgement if the matter had been pursued in court litigation. In the event of a conflict between the applicable rules of the American Arbitration Association and these procedures, the provisions of these procedures shall govern.

      4.13.4     Fees and Costs. Any filing or administrative fees shall be borne initially by the party requesting arbitration. The Company shall be responsible for the costs and fees of the arbitration, unless the Grantee wishes to contribute (up to 50%) of the costs and fees of the arbitration. Notwithstanding the foregoing, the prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses, and attorneys’ fees.

      4.13.5     Award Final and Binding; Severability. The arbitrator shall render an award and written opinion, and the award shall be final and binding upon the parties. If any of the provisions of this paragraph, or of this Agreement, are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement, and this Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that the arbitration provisions of this Agreement are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

      4.14     No Section 83(b) Election. The Grantee shall not make the election set forth in Section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to the Performance Shares.

      4.15     Headings. The section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, extend or interpret the scope of this Agreement or of any particular section.

      4.16     Number and Gender. Throughout this Agreement, as the context may require, (a) the masculine gender includes the feminine and the neuter gender includes the masculine and the feminine; (b) the singular tense and number includes the plural, and the plural tense and number includes the singular; (c) the past tense includes the present, and the present tense includes the past; and (d) references to parties, sections, paragraphs and exhibits mean the parties, sections, paragraphs and exhibits of and to this Agreement.

      4.17     Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      4.18     Instructions to Stock Plan Administrator. Grantee authorizes the Company to deliver the instructions attached as Exhibit “A” hereto to the stock plan administrator (currently E*Trade) during the next applicable trading window on behalf of the Grantee authorizing the Stock Plan Administrator to sell Shares at the time they vest in order to satisfy the Grantee’s withholding tax obligations with respect to the Shares. Grantee may withdraw such instructions at his or her discretion.

      4.19     Complete Agreement. The Grant Notice, this Agreement and the Plan constitute the parties’ entire agreement with respect to the subject matter hereof and supersede all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof.

Exhibit A

Instructions to Stock Plan Administrator

To the Stock Plan Administrator of the Charter Communications, Inc. 2001 Stock Incentive Plan:

      In connection with the Charter Communications, Inc. Stock Option Exchange Program, I have been granted shares (the “Shares”) of Class A common stock of Charter Communications, Inc. (“Charter”). These shares are subject to vesting conditions as set forth in my Grant Notice and Restricted Stock Agreement. At such time that some or all of the Shares vest, I hereby instruct you to sell such number of Shares as may be necessary to satisfy my tax withholding obligations with respect to such vested Shares. These instructions shall remain in effect unless and until you receive contrary written instructions from me.

[Insert Name of Grantee]